UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

September 12, 2011
Date of Report (Date of earliest event reported)

DELTA NATURAL GAS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-8788	61-0458329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3617 Lexington Road, Winchester, Kentucky		40391
(Address of principal executive offices)		(Zip Code)

859-744-6171
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2011, the Company entered into a Settlement and Release Agreement (the “Settlement Agreement”) with National Union Fire Insurance Company of Pittsburgh, Pennsylvania, AIG Global Energy North America, Chartis U.S. Inc. and related parties (collectively, the “Chartis Parties”).  The Settlement Agreement dismissed with prejudice all claims in the litigation between the Company and the Chartis Parties and stipulated that the Company and the Chartis Parties agree to mutual releases. The Settlement Agreement provides for a one-time payment of $300,000 from the Chartis Parties to the Company.  The Chartis Parties agreed to remit payment to the Company within thirty (30) days from the date of the execution of the Settlement Agreement.  The Company agreed to file a Stipulation of Dismissal With Prejudice, dismissing the lawsuit, within five (5) days of the receipt of the payment from the Chartis Parties.

The lawsuit that is the subject of the Settlement Agreement was filed by the Company in January, 2011 and sought reimbursement of $1,350,000 related to gas that escaped from the Company’s underground storage field during 2007.  During such time, the Company had a policy with the Chartis Parties to insure the natural gas stored in the underground storage field, and the Company believed the policy was designed to cover such a loss.  The external consultant engaged by the Chartis Parties challenged the Company’s right to recover under the policy; consequently, the Chartis Parties refused to reimburse the Company for the loss.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
	Exhibit No.	Description

	10(a)	Settlement and Release Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA NATURAL GAS COMPANY, INC.

Date: September 14, 2011	By:	/s/John B. Brown______________________________
John B. Brown
Chief Financial Officer, Treasurer and Secretary